Exhibit 99.1

Final Transcript

Conference Call Transcript
CHS — Chico’s FAS, Inc. Analyst Meeting
Event Date/Time: Jun. 26. 2009 / 8:00AM ET

CORPORATE PARTICIPANTS
Robert Atkinson
Chico’s FAS, Inc. — VP — IR
David Dyer
Chico’s FAS, Inc. — President, CEO
Kent Kleeberger
Chico’s FAS, Inc. — EVP — Finance, CFO, Treasurer
Jeffrey Jones
Chico’s FAS, Inc. — EVP, Chief Operating Officer
Jeffrey Gaul
Chico’s FAS, Inc. — VP — Real Estate
A. Alexander Rhodes
Chico’s FAS, Inc. — SVP, General Counsel, Secretary
PRESENTATION

Robert Atkinson - Chico’s FAS, Inc. — VP — IR
Good morning, everybody. May I invite you to take your seats, please? First of all on behalf of Chico’s FAS welcome to Fort Myers and welcome to our campus. Fort Myers is known as the thunderstorm capital of the United States so hopefully we won’t experience that firsthand today. You all should have a copy of the agenda either prior to the meeting or we handed one out this morning to you.
But I also want to mention we have some other representatives of the Company with us today. I want to make sure I introduce them. First of all, Verna Gibson is right here, of course one of our distinguished Directors who has also been kind enough to be working with Dave and lately Cinny within the Chico’s brand, but really working with all three of our brands.
I don’t think Ross is here today, but he was with us last night — Ross Roeder, our Chairman. Sandy Rhodes is here, General Counsel and Secretary. I know Mori is here, Mori Mackenzie. Gary King, our Chief Information Officer, in the back, too. And also back there is Manuel Jessup, our Chief Human Resources Officer. I’m sorry, yes, that’s right. Cinny will be making a presentation. And you’ll meet the rest of the management team as the day goes on.
Our presentation this morning is in 20 minute segments and if time permits within those segments we’ll take questions but as you can see from the agenda we’ve set up about 40 minutes beginning at 9.40 for questions for all of our management team that are here this morning. During that Q&A session, we request that you limit yourself to one question and one follow up because in that way we have a better chance in getting to everybody’s questions.
As a reminder, too, we are webcasting today’s presentation, so during the Q&A we’d ask that we wait until the microphone comes around and ask your question via the microphone. I’m sure you’ve all listened to webcasts where it’s frustrating. You hear the answer but you don’t know what the question was so we’re going to try to remedy that today.
And in the latter portion of the morning when you’re going to have the merchandise previews at Chico’s, Soma and White House/Black Market, we’re going to split the group into groups. We’ll have group one — so if your firm name not your last name — but if your company begins with A through N, you’ll be in group one. And that group is going to follow Kent to the — the first meeting will be at Chico’s, which is over in our Plantation Building.
If your company name begins with O through Z — I don’t think we have any Zs here, but nonetheless if it did you would follow me and we’re going to go for session one to Soma Intimates for that session. And then after a half hour we’re going to switch. Kent will go over to Soma. I’ll bring group two over to Chico’s and we’ll spend a half hour there.

After that session two, we’re all going to converge at White House/Black Market for the third and final session, so both groups will come together at White House/Black Market. I’ll bring my group; Kent will bring his group and we’ll have the White House/Black Market session and that should end right about 12.15.
And that should give us sufficient time to get back here. We’re going to have what I call kind of a grab and run box lunch for you. And then the buses are planning to leave right around 12.30. I know some people are asking about could one bus leave a little bit earlier. I just don’t think the schedule is going to permit that given the — we’ll probably be completing our session at White House/Black Market right around 12.15, so I apologize for that.
And if that doesn’t sync with your exit plan so to speak, you might want to see Lori. I know she’s arranged for some other transportation for some other people, so if it’s necessary for you to leave earlier than that check with her, please.
On mobile phones or cell phones, please, we’d ask that instead of going outside to make a call or take a call past the restrooms there’s some empty offices, so you might want to just duck in there to make that call. If you go outside it lets our Florida heat in and that gets difficult this time of the year. I think you all know that the restrooms are on my left and anything else you need in the back. So please feel free to get up and take as you need it.
Are we about ready, Sam? We’re going, pretty good. There we go. You knew I had to put this up, right? This is our Safe Harbor statement. Today’s presentation contains forward-looking statements. Actual results may differ materially from those projected. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in our SEC Forms 10Q and 10K. And with that — if I may — yes, sir, —I’d like to introduce our President and CEO, Dave Dyer.

David Dyer - Chico’s FAS, Inc. — President, CEO
I was headed for a refill there, so we’ll make due with a half a cup this morning. Welcome and we appreciate all of you being here. As we know people who come to Fort Myers in June and July are really interested. It is hot out and you definitely have hit us in monsoon season.
Thank you, Bob. And again I want to let you know that next year we plan to do this annually. Next year we’d like to hold it right after our fiscal year 2009 results, which will be some time in March, a much nicer time to be in Fort Myers on the beaches. Maybe you’ll come and stay for a little bit, but we hope to see you then.
Bob has already introduced some of the people. I actually was going to introduce it because I think one of the really — reintroduce some of the team. I see more have come in. And that’s why I believe that the team that we have is the reason that you’re seeing traction on the results.
I am very proud of their accomplishments and what they have done along with people in the Company and it is this executive committee team and our managers and our 14,400 Chico’s associates throughout the country that really are passionate about the customer and driving results.
Kent, everybody knows. Kent is going to be up in just a second. He — for those of you who don’t know, he joined us in November 2007 from Dollar Tree and formerly with The Limited. And I think one of the great things, not only has Kent done the traditional CFO role, but he now has real estate and is making major in roads there.
And he has inventory reporting to him and I think you’ve seen the results in inventory, so he has really geared in on making sure that all the things that we do, whether it’s a store deal, whether it’s the efficiency of inventory and store productivity, he has really keyed into and making a difference.
And Jeff Jones, who just walked in, some of you met him last night. Jeff is in the back. Jeff joined us this past February, having previously served as Executive Vice President for Sears Roebuck, COO for Lands’ End, where we worked together, and CEO of a company call Provantage Healthcare.
And I like to tell everybody he’s a former Ronald Reagan appointee to the Grace Commission, which was formed to take waste out of government many years ago. And so if he can take waste out of government think of what he can do to help us here at Chico’s.

Next, Cinny, who you guys are going to be seeing. Cinny, do you want to stand up or wave? There in the back. She joined us in January from Stage Stores and she brings over 30 years of retail experience and I think the most similar to us was Talbot’s. She’s off to a fabulous start and we’re thrilled to have her be part of the team.
The next, White House/Black Market, you’re going to see Donna this afternoon. Donna has just done some amazing things. She joined us in August 2007 from Ann Taylor. And I think you’ll see today when you see the marketing campaign that we’re about to launch this fall.
And you see the product that we have in store as we roll out in August, September, October and you’ll get a little sneak peak into some holiday and some things that we’re doing. I think you’ll agree with me that this truly is affordable couture, a designer brand alternative. And I couldn’t be happier with the progress that she and her team are making.
Next is Chuck here. I didn’t see Chuck walk in. Chuck Nesbit, who’s not here, he’s been here since 2005 formerly as COO and he has a 20 year intimate apparel history. Obviously I know there are going to be a few questions on Soma, but we believe that is a tremendous growth vehicle for this company in the future and we’ll be happy to talk about it a little bit more. I think you will again be pleased to see the product progress that we have made with the brand.
Our CIO, Gary King (technical difficulty). I think we are going from Fred Flintstone to the Jetsons overnight with our systems. We’ve got a lot of things that are really beginning to happen and over this next year I think our systems will be state of the art, and I’m really pleased with the progress that he’s making.
Our Chief Stores Officer, Mori Mackenzie. Mori, do you want to wave? Mori has been with us since 1995, 30 years of retail experience. She brought the most amazing personal service to Chico’s and that whole idea.
And you know I think that is just such a foundation of who we are and what we do. And just to have her here to continue to be the voice for the customer and to make sure that we’re serving the customer in the way that we all would want to be served as customers is just terrific.
Our Executive Vice President of Human Resources Manuel Jessup is in the back. He had a 21 year career with Sara Lee and he joined us in September 2006. And I like to say that Manuel Jessup was a former college basketball star, had scoring records that are yet still standing, right? Correct? You know, I think 1,100 points in two years playing basketball — that’s pretty good.
And he really has built a solid HR team to support a lot of the things that we’re doing in the Company. Training and development is really a big part of our future. You’ll hear about that (technical difficulty) our people. Sandy Rhodes. Sandy, do you want to wave? He is our General Counsel. He’s been here since 2003. He’s not only a terrific attorney who works very hard to keep me out of trouble, but he also really is a great business partner and we appreciate his advice and counsel.
And finally, is Elaine here? Elaine Boltz, I didn’t see her walk in. Elaine you won’t here from today. You’ll hear a little bit about in Jeff’s presentation. Elaine joined Chico’s in 2008 from Ann Taylor. As you heard from the first quarter results, we delivered an impressive 37% increase in DTC sales, but still we’ve managed to take it up from 4% of sales to 5% of sales pretty quickly.
Our goal is to be as close to 10% as we can get or maybe even exceed it in two years. So we’re working very, very hard to get that up to a sizable business for us. It is a tremendous opportunity. It will be probably the most efficient and profitable channel that we have; the investment that we have made this year will be sufficient to take us well into the future.
Again this team has been instrumental in driving our business and I can tell you they are laser focused on driving continued improvements and results. We’re all about delivering results. Also with us today, and I did see him walk in, was Ross Roeder, who is Chairman of the Board. And he was the former CEO of Smart & Final.
And also with us is Board member Verna Gibson. She was a former CEO and Board member of The Limited. When I came in in January, I thought that it was going to take longer than it did to find a new Brand President for Chico’s, so I asked Verna if she would come in and give me a hand.
And I can tell you that she made an amazing impact on the Company. I think that people thought that they worked fast before but we call it now V Speed and V Speed, let me tell you, that’s more than fast, it’s a blur she’s so quick.

Again while we don’t provide guidance anymore, we are interested in helping you know the Company and that’s why you’re here today — to get behind the numbers, to see what we’re up to, to give you insight into our managers, and insight into how we drive the business.
That said, it all starts with product. Cinny, Donna and Chuck are going to give the previews of what’s in store, and I think that you will see that there has been a tremendous difference and a tremendous emphasis on product in a very, very short time. Honestly, as I told some people last night, it has surprised me how fast we were able to move.
I was expecting more of a traditional missy business when I looked at it, which usually takes a year or maybe a year and half before you get traction because of long lead times. But the interesting thing about our businesses is they work much more on a junior cycle, which is really surprising for a missy business. You can be quick. You can turn the goods quick.
And so we were able to get in and make the corrections. Things that we thought were off brand, mark out of stock, mark down, sell off the piece goods before they were cut, send it to the outlet stores, do something to keep it from coming into full aligned stores.
And through these edits and the additions we were able to very quickly get new test in and items that we hadn’t even seen in our inventory are now going to be huge items for fall because of the test that we did during the spring where we moved very, very quickly. And you’ll see that as you go through the presentations this afternoon.
They’re also going to give you a sneak preview of our marketing campaigns. As I said earlier to you, we are being aggressive where others we compete with may be retreating. When you have the cash and marketable securities that we’ve got and no debt, great brands and a great team that’s really focused on driving results, we can be aggressive.
We can be opportunistic. We can take advantage of whether it is real estate, whether it is the kind of the turmoil in the media where rates are now probably historically low. We can go out and do some very interesting things with campaigns and you’ll be seeing that this afternoon.
As we announced with the press release yesterday from my comments at the annual meeting, sales have continued to improve for the second quarter. We informed shareholders that our unaudited sales flys through yesterday showed the Company at low single digits second quarter to date versus our first quarter results of minus six comps. So we have shown improvement.
White House/Black Market is still positive comps quarter to date. Chico’s is in the low single digits, which is an improvement from the first quarter. Soma is flat comp today. This again is not a projection, not a forecast, just letting you know at a snap in time where we stand. So I figured there was going to be a lot of pressure and questioning trying to get it out of us today, so we might as well just be upfront and tell you where we are.
Not to steal any thunder from Kent and Jeff who are going to be up in a minute, you know, as I sat down and started thinking about some of the things that we have done in the last six months, it’s just been a flash. It has been very, very fast paced. I can’t believe really sitting down and thinking about it, the accomplishments we have made and how far we’ve come in such a short time.
I am very pleased at where we are and where we’re going. As I said, I’m ahead — I believe that we’re ahead of what I initially planned, but I’m also very cognizant of the hard work ahead. There’s a lot to do. And I don’t think that any of us are caught up in the irrational exuberance of the moment. We realize that results — consistent results over time are what we’re looking to deliver and that is what we’ve set out to do.
As I said Chico’s has had improved comps. As a matter of fact, May was the best performance for Chico’s in over two years. We had our largest day ever in the history of the Company in May in Chico’s. (technical difficulty) on top of trends. I believe that we’re on top of classifications (technical difficulty) that appeal to our customers.
We’re going to launch a TV campaign this fall for new customer acquisition and really to tell people who may have temporarily turned away from us in the last couple of years we’re back. And I think you’ll see the behind the scenes on that today. The TV commercial will start running in August and will go through, I think, the first week in November is the way it’s scheduled.
White House, again, positive comps year to date. The product keeps getting better and better. I’m really thrilled with their progress. And you’re going to see a significant magazine campaign to position White House/Black Market as a designer alternative, or what we like say, affordable couture.

Soma have launched a Soma in-store concept (technical difficulty) Ohio. We’ll probably roll out eight to ten of those this year. I think we have the potential of 30 to 40 Soma and a Chico’s or Soma and a White House store. And a White House, it would be a much more additive assortment, kind of like a little boudoir something. But I think that there’s probably 30 or 40 opportunities for that as we get rolling.
Initial results from our test in Beachwood, Ohio were terrific. We’ve found that only did Soma — this was an oversized store for us that wasn’t as productive as we thought — not only did Soma raise the productivity and the sales increase for the Chico’s brand, it also brought lots of sales on its own.
I think together that particular store, that one store in the first month was up about 35% comp. So when you look at that in terms of the productivity per square foot, what we did to that one store — it certainly was phenomenal results and we believe that we have other oversized Chico’s or White House/Black Market opportunities where we can get additional sales, additional productivity by probably anywhere from 200 foot to 1,000 foot Soma in those brand’s shops.
We’re also looking for opportunities to add front line and some outlets to the Soma store. We will be very aggressive, perhaps the biggest push for us in Soma is direct to consumer. We believe that is a really fast way to grow it.
We know the category sells. Direct to consumer, you can only have to look as far as Victoria’s Secret to know that through catalog and internet you can have a pretty big business. So we will be very aggressive in our DTC efforts for Soma. We also believe in our existing outlet stores that we have profit opportunity. We have increased the mix of the made for outlets, or what we call additions and have seen nice margin improvement as a result.
DTC, as I said earlier, our goal is grow 4% of sales, which was last year, to 10% of sales. And our short term target is 10%. Luckily we’re growing the main businesses, so it may be a target that is kind of ever increasing, but we’ll keep the carrot in front of DTC and charge them to do 10% of the sales and we’ll see how close that they can come within two years.
We’ve added a lot of site enhancements such as video. We have added to the DTC with database experts, with e-marketing experts, with new merchants, new creative talent. So we’ve done quite a bit to strengthen that.
We’ve also expanded our facilities in Winder, Georgia. And I think we had a release that where we were under contract to purchase a 300,000 square foot facility across the street from our existing facility in Winder, Georgia. Sandy, did that close?

A. Alexander Rhodes - Chico’s FAS, Inc. — SVP, General Counsel, Secretary
It closes today.

David Dyer - Chico’s FAS, Inc. — President, CEO
It closes today. So with that, we will have certainly great space to grow DTC. I mean it is going to be — there’s really no hindrance now either from systems since we have updated that system software and from facility to really be aggressive. In terms of some of the new people that have joined us. Again, Jeff, Cinny Murray.
Who’s not with us here today is Lee Eisenberg. Lee Eisenberg was Editor in Chief at Esquire magazine for 17 years, responsible for really turning that magazine around and making it great again. He left Esquire, went with Time magazine as an Editor at Large and did special projects for them.
I, kind of out of the box, brought him into Lands’ End to be one of my partners there. And I can say he made a huge impact. After Lands’ End he went back and did what he really loves — writing books. And he wrote a New York Times bestseller called ‘The Number.’ And he’s got a second book. I know that if Lee is listening now he would love me to plug it, but I won’t. But it comes out in October.
But Lee has joined us as Director of Creative Strategy and really is helping us get everything in order in our creative. And I think we’ve made, as you shall see from some of the work that’s being done, we’re making some great, great strides.

He, in turn, brought in Rochelle Udell. And I think he was calling, asking her for some advice on talent that he might bring into this organization. And she says I’ll come. Rochelle was the Creative Director of Vogue magazine for many years under Grace Mirabelli. And after that was Creative Director of Revlon.
She is now Senior Vice President and Creative Director of Chico’s brand. So you’ll see some of her work in the ad campaign which is really her first work, and then you’ll see the TV commercial that she and her team have done, which is terrific.
Next thing we’ve done, cutting expenses. We’re tracking to the $40 million in savings that we’ve talked about. Kent kind of describes it as about $10 million a quarter as we progress through the year. We made the first delivery in first quarter.
We’ve reduced capital expense, I think, from $104 million, was it, to $70 million. The year before, it was over $200 million, so we have also instituted RONA objectives for everyone on the team. That is most indicative over the long term, the shareholder return, so everybody has RONA objectives. That’s a return on net assets. And we expect to be much more efficient with our capital as we go forward.
We’ve slowed store growth and are analyzing each store opportunity. This results in about 35 to 40 closures over the next three years. We’re focused on store shortage. It crept up on us and was a lot higher. I was amazing in sitting through a meeting and had seen it and we think there’s opportunity to get it back down to what most stores — at a level most stores have.
We have much better control of the inventories and actually we may, in fact, have been too aggressive in inventory reduction leaving some sales on the table. However, the flip side of that is our inventory is very clean and we’ll enter the fall season in very good shape.
We improved the systems. We updated early in the year — I guess it was February or March — we updated our PKMS warehouse management system. We were only eight versions behind, so it was more of a job than we thought. But we’re behind it. It’s up and running and very smooth.
Price look up, which as we discovered, only Chico’s and Ace Hardware didn’t have price look up. Jeff came in and Jeff and the IT team were able to get us going on that and a pilot in about two weeks after he came. And now I think — Jeff, do we have all divisions up on that now?

Jeffrey Jones - Chico’s FAS, Inc. — EVP, Chief Operating Officer
(inaudible — microphone inaccessible) White House this month.

David Dyer - Chico’s FAS, Inc. — President, CEO
All right. So White House — Chico’s is on it; Soma is on it; White House will be up on it this month. That’s a big deal. It’s takes a lot of hours out of the stores where they were having to manually do the discounts on each product and know them from memory. So now we do it like the grocery store. You scan it and it (technical difficulty) the right price. It is amazing how efficient our transactions in Chico’s are now.
We’ve implemented automatic store receiving, which Jeff will talk about. We’re beginning the implementation of JDA planning allocation and workforce management modules — well under way. We installed and are in the test phase of ATG Softshare for our back of house DTC. That’s the ones that control the order management and phones. So that will be I think out of test and running in September, Gary.
We brought up SAS and business intelligence software for merchandizing and database analytics. We’re in the process of installing internet broadband and traffic counters in all stores. And so we have a lot underway.
In early January, as I’ve told everyone, we set four major priorities which are really short term tactical but also have many long term implementations. First was stabilize and fix the Chico’s brand, get it back on track.
Second was grow White House/Black Market and the Soma brands — those are our two growth vehicles. Third, bill our direct to consumer business. We think that’s one of the biggest opportunities that we have for not only sales but also for bottom line profit, as it is the most productive channel.
And third was to decrease expenses. We spent a lot of time looking at our historical performance and doing analytics to see where we are and where we can go and how far we can go to get it back. It may take us some time, but we believe that we can move towards some of our performance that we’ve had in years past.

Certainly looking at year like 2006, we’d like to see how close we can get. That again is not a forecast, it’s not a projection. It is a goal, an aspirational goal, and we certainly are all — know where we have to go and are trying to figure out how we get there.
Today you’re going to hear how we’re doing against these priorities and again I can say that we’re pleased with the progress that we’ve made on each of them and with the results to date. But we’re by no means satisfied. We’ve made progress earlier than expected, but again there is much work remaining before we can consistently deliver positive comparable store sales and bottom line results that our shareholders expect.
While each of these topics may (technical difficulty) a long term, strategic mandates as well. I’m now going to turn the podium over to Kent and then you’ll hear from Jeff Jones, our COO, and Jeff Gaul, head of real estate. And then after that we’ll open the floor for questions. Everybody have coffee now? Okay, great.

Kent Kleeberger - Chico’s FAS, Inc. — EVP — Finance, CFO, Treasurer
Yes, just that one? Okay. Good morning, everybody. I hope most of you survived yesterday’s festivities. As the title slide describes, I’m going to go over the financial review this morning. And you know the good news is that our financial condition continues to improve and it’s probably one of the main reasons why we’re encountering such a positive turnaround right now. So I’m very pleased with the results.
I’m going to make my topics really brief. I think we had a lot of good conversations last night, but for those that are listening on the webcast I’m not going to cheat you at all. I’m going to make sure I cover most of the points I wanted to cover in my presentation.
But I’m going to have a brief review of our first quarter results. I’m going to give a recap on where we are — cost savings since we embarked on that journey starting in early 2008. I’ll give you some balance sheets comments, as well as cash flow.
I’d like to update you on capital expenditures. I think Dave indicated that obviously today we’re going to close on a distribution center in Winder, Georgia and how that’s going to impact the CapEx. And then I’d like to discuss the current first call estimate that is out there. We think there’s a little bit of a disconnect on the SG&A and maybe I can help clarify those issues.
And this chart you know really is our first quarter results. Quite honestly things are happening so fast around here. It seems like ancient history. I won’t go into a lot of detail, but we were actually quite pleased with the negative 32% comp performance.
I mean I never thought I’d say I’d be pleased with negative comps, but considering where we came from I think that was pretty good. In fact, as we’ve continued to maintain, we achieved those results a lot faster than we originally anticipated. I think that our original guidance has comps probably in the negative low to mid teens for the first quarter so we were actually quite pleased.
The other thing is that I’ve been telling many of you as we continue to get our arms around inventories (technical difficulty) maintain mark up line. And while this number — 90 basis points improvement gross margin came primarily as a result of the increase in maintained market up I look for this percentage change to increase as we go throughout the year.
The other piece is the SG&A expenses. If you exclude the impairment, you know we delivered the first installment on that $36 million to $40 million saved for 2009, I believe it was roughly about $8.6 million. So on a GAAP basis, we delivered $0.08 earnings per share versus $0.07 last year; however, if you exclude the impairment charges that we took in first quarter, we really delivered $0.11 on an adjusted basis versus $0.07 last year — so nice traction.
A little bit about those costs savings to just kind of make sure everybody is grounded in it. When we were working on the 2008 budget process in last ‘07 and early ‘08, we had identified approximately $31 million to $36 million in cost savings. Part of that was in the gross margin line where we basically halted air freight from distribution center to stores — that was really about a $5 million bucket.
But a good deal of this came in the SG&A section where through a combination of decreased circulation and lower production costs on our direct mail pieces. You know we identified roughly about $8 million to $10 million in marketing saved. And in addition to that another $18 million to $21 million primarily store related expenses, especially payroll.
When I was overseas, I had the pleasure of listening to CNBC as the market collapsed in September and immediately upon our return, the executive team got together and answered the charge to basically uplift at the time about $12 million in savings.

And because we’re a bunch of over achievers, we actually came up with about $15 million to $18 million of additional cost savings in the September timeframe — so quick math tells you roughly about $46 million to $54 million of cost savings for most of which was enjoyed during fiscal year 2008.
Then, as we embarked upon the budget process in late fiscal ‘08 as well as the reduction in force that we encountered in January of ‘09, the aggregate cost savings we targeted were roughly about $35 million to $40 million. Of that number, roughly about $15 million of that came as a result of the rip which is primarily in the shared services or home office component of SG&A. But when you take a look at the total slice of that $35 million to $40 million savings about 75% of that is in SG&A and the other 25% is in gross margin.
The one thing I want to address and Jeff Gaul, who is our head of real estate that some of you will meet for the first time, Jeff and his team have been working very hard in terms of negotiating, renegotiating current leases. We had baked into the budget roughly about $5 million in savings half of which would come from co-tenancy enforcement.
And the other half quite honestly was just putting our hand out and asking for (technical difficulty) update us on that later on this morning. So I think the first quarter, as I indicated, we delivered the first installment and so now we’re in the second quarter and you’ll just have to wait a few weeks and find out how well we did.
The one thing I do want to speak to, though, and I can’t emphasize enough is (technical difficulty) we had $325 million (technical difficulty) of no debt and you know we had inventories. We’re well controlled, down, I think, roughly around 13% to 14% per square foot which I think was around a $12 million to $15 million reduction. So we’re in pretty good stead and obviously in addition to having the ability to generate free cash flow as well as pay for all of our capital expenditures and operations.
We did late last fall negotiate a new credit facility with SunTrust where originally it was — I think we were at $45 million with B of A, we are at $55 million. I think the only difference is is that given the environment last fall we went from an unsecured facility to a secured facility. But [Don Besh] from SunTrust is sitting in the audience today. Don, thanks. I think we did that credit facility in record time, if I remember.
So $55 million. There is an accordion feature on that which allows for additional syndication for an additional one or two banks to come in. I believe that accordion feature is about $45 million, so we have the capacity upwards to $100 million. Quite honestly I don’t think we’ll be needing it.
The next chart is really on the capital expenditures and I have to tell you I need to come clean with you because I think originally when we gave the original CapEx target for fiscal year ‘09, we said it was going to be roughly in about the $70 million range.
Well I think those of you who know me I had a little bit of pad in there because there were some things that were developing, one of which was the — we were very opportunistic in getting this distribution center in Winder, Georgia. It is literally almost across the street from our direct consumer facility. We’re supposed to close on it today.
Roughly it’s about a $10.5 million price tag on it. In addition to that — which we’d also baked in in our original estimates — there’s probably about $3 million to $4 million of equipment investment that will make for rack for conveyor and whatever else we need which our consultant said that will help design the facility and tell us how to lay that out. But we’re really pleased about.
And I just kind of wanted to share a little quip with you today because just to let you know how fast things are happening. I got an email this morning just before 8.00 o’clock. I was copied on it from Pete Ryan — Jeff, we have all the new racks being delivered Monday and Tuesday. They’ll start installing Wednesday. We’re planning to complete the fiber runs starting Monday. I mean, that’s how fast things are happening around here so I think it’s — we’re really in for a wild ride.
The other piece that also has impacted our CapEx is that early this spring we elected to halt our development efforts with SAP on planning and allocation and turned our efforts toward integrating the JDA suite of planning allocation packages for the business. And there’s also workforce management that Jeff was able to negotiate in.
So I think that over time we probably would have spent comparable dollars on the SAP development. In fact, I’d be willing to bet we’re probably going to come in a little bit under what we would have spent under SAP. But roughly the total of net for that is going to be around $10 million.

So as a result of this we’ve revised our CapEx estimates for fiscal year 2009, so instead of $70 million we expect to be somewhere in the $73 million to $78 million range this year. And again I think the depreciation estimates as I recall was roughly around $90 million to $91 million and that really hasn’t changed.
The next slide I want to call your attention to is really just a comparison that we’ve been doing over the course of the last six months. You know typically we would compare ourselves based on total sales or number of footprints or square footage productivity. But I think this chart is really compelling and it gets even more compelling as time goes on.
The first thing I’d like to point out is that Chico’s market cap is really about 11% greater than the sum of our competitors in the missy sector. And I think the big reason of that is because obviously we’ve had some significant movement or change — winds of change, winds in our sail — in terms of the performance of the business.
But I also think it’s because of our strong balance sheet and one of those strong balance sheet numbers is our cash position. I mean, we have more cash than our four competitors combined, so we’re obviously very proud about that.
One of the things I really wanted to accomplish today is to really review the first call estimates. As many of you know we ceased giving specific guidance last year, but we did more or less — I think as Bob said — gave you some guardrails.
We indicated comps and we told you about our margin improvement, we told you to expect SG&A being lower, but I really didn’t give you finite or point estimates in terms of all the metrics, in terms of gross margin percentage or SG&A dollars. But when we looked at the average of the consensus estimates, we did see one disconnect on the SG&A line and roughly the model would suggest that it’s down $10 million in the second quarter year over year just in SG&A. And if you look at the math with the negative 34 comps and sales just (technical difficulty) million you get to about $0.07 EPS.
But I want to share with you a couple of factors. The first thing is is that in our estimated savings for this year — $35 million to $40 million — we said 75% of that would fall under the SG&A category, so what we’re really talking about is $26 million to $30 million of savings in SG&A. So you can do the simple math — divide by four — so really closer to $7.5 million a quarter on the high end.
But I think one of the things that hasn’t been taken into consideration perhaps in some of your models you may want to look at is that we opened still a significant number of stores in fiscal 2008. And in the chart you can see that there were approximately 20 that opened in second quarter last year and really 39 from the second through the fourth quarter of last year.
Coupled with that that relocations — we also had an additional 15 relocations in the last three quarters of the year and granted you could argue those relocations had some of the expenses baked into the number.
But the point is is that these stores will anniversary in fiscal year 2009. Anniversary in terms of being open a full 12 months — so some of that expense has to be reflected in the models and second quarter just a rough estimate would be it’s probably worth about $3.5 million in store expenses that we’re going to encounter in fiscal year ‘09 and 2008 store openings. The good news is is that number will decline as the year goes on, but nonetheless that’s something to consider.
The other thing I would also have you consider is that as the business improves management is incented and that incentive compensation is really recorded primarily in the SG&A line. And the order of magnitude if I recall the numbers offhand from our budget process it could be, depending upon our performance, as much as $2.5 million to $3 million a quarter. So you really need to take that into consideration.
And then one other piece in the miles we also get asked about what number should we use for weighted average outstanding shares. And (technical difficulty) recently but it really affects the unvested restricted shares that essentially if you’re restricted — unvested restricted shares have rights to dividends or rights to vote, then it’s treated as a common stock equivalent. So what you’ll see happening is that that weighted average outstanding share number should probably come up closer to about $178 million to $179 million on a go forward basis.
So I think that’s pretty much what I wanted to cover. I’ve got just a couple of minutes before I bring Jeff up here. I didn’t know if anybody wanted to have any questions at this point or maybe we’ll just save them for later. Janet?
QUESTION AND ANSWER

Unidentified Audience Member
(inaudible question — microphone inaccessible)

Kent Kleeberger - Chico’s FAS, Inc. — EVP — Finance, CFO, Treasurer
That’s right. I mean there will be an offset from the 2008 stores as well as the incentive compensation.

Unidentified Audience Member
(inaudible question — microphone inaccessible)

Kent Kleeberger - Chico’s FAS, Inc. — EVP — Finance, CFO, Treasurer
I think you’ll have to stay tuned. Yes.

Unidentified Audience Member
(technical difficulty) really focusing on the SG&A and not too much on the gross margin side of things. In Q1 (technical difficulty) had in 1Q of ‘08 you had that write off — you were up 100 basis points in Q1. Are we — I mean should we consider that at all or — ?

Kent Kleeberger - Chico’s FAS, Inc. — EVP — Finance, CFO, Treasurer
It think Q1 was a one time event. We did about a — I think it was $3.6 million in mark down of stocks in Q1 in fiscal 2008. We had some mark down of stocks this year in Q1, we just didn’t talk about it.
Typically (technical difficulty) stocks happen in the first and third quarter. The reason we addressed it last year is because the businesses hadn’t taken mark down of stocks for quite some time. It was somewhat unusual in order to take that, but that’s behind us.
Unidentified Audience Member

Okay. (technical difficulty) so lack of comment on the gross margin (inaudible)?

Kent Kleeberger - Chico’s FAS, Inc. — EVP — Finance, CFO, Treasurer
Well I think what I’ve said and what’s been out there in the public (technical difficulty) from an IMU and mark down perspective, we knew that Chico’s initial mark up would be flat in the first half of the year and we would have some gains in the second half.
The White House/Black Market business, however, has an initial mark up each quarter this year. And generally speaking again as you’ll notice with the inventory levels down on a per square foot basis, that translates into lower mark downs and we should build momentum as the year continues.

Unidentified Audience Member
Thank you.

Kent Kleeberger - Chico’s FAS, Inc. — EVP — Finance, CFO, Treasurer

Yes. I’ll take one more and then I’d like to get Jeff up here.

Unidentified Audience Member
Thanks. I was just wondering on the White House comp whether you can just share with us whether it’s equal to last quarter or improved or below?

Kent Kleeberger - Chico’s FAS, Inc. — EVP — Finance, CFO, Treasurer
I think we’ve said just about all we’re going to say about the White House comp. The good news is it’s positive low single digits. Okay, I’d like to turn it over to Jeff Jones, our new COO.
PRESENTATION

Jeffrey Jones - Chico’s FAS, Inc. — EVP, Chief Operating Officer
I thank you for the introduction and welcome, everyone. And let me make sure this is really clear. When you look at it I’m not new. I’ve been around quite a while. One of the fun things is having worked with Dave previously. When you come into a company that has a phenomenal brand and a great customer loyalty and a fabulous base, you’re able to hit the ground very quickly when an individual like Dave Dyer and Verna sitting up here have been on the Board for a number of years. And Ross in the back — and I think he’s maybe left or still here.
But they understood what needed to be done. It was very clear to them what needed to be immediately approached because this is not a foiled strategy. This is a company whose strategy is a fractured implementation. It’s a company that has great, great product, fabulous store locations, three terrific brands but fissures in the execution.
So Dave has asked me really to cover two things today. One of those is supply chain — whenever you start talking about a supply chain you normally think about it as the incentive. You know truck distribution centers, boxes. I was watching a commercial from IBM the other day and that’s exactly where it was on TV. It starts you know over in Europe or overseas. It’s containers and ships and trucks.
We’re going to talk about it in a different way. When you talk about systems they’re the enablers. You have to talk about changes in process. You have to talk about the fact that you’re going to change and educate people and how to change those processes and it’ll be a little confusing sometimes. But we’re not just talking about some software. You know it’s not an Excel spreadsheet. We’re talking about massive, large, complex systems.
All right let’s talk a little bit about the supply chain. At Chico’s when I thought about the way we started this whole presentation for you, I thought it was a little backwards at first because I like to think in terms of the supply chain of a merchant having an incredible vision. You know really understanding style — what’s coming six months from now, knowing clearly what they want the store to look like. Incredible. You’ll see it today.
So when you start looking at how they do this, you start thinking in terms of our analysts start with the merchant vision and my job and my team’s job is to figure out how to make that become a reality. So I thought well maybe we’ve got this backwards for you because you started by visiting the stores. And maybe that worked pretty well because when you really think about the supply chain, that’s where it really begins.
It really begins in understanding the customer visiting the store, what she’s like, what she buys, what she wants, how much of what color, what size. When you think of terms of you take a Chico’s type brand and you’ve got a very fashion oriented item and you’ve got 7,000 units you’ve got to put it in the right store otherwise you’re going to miss a lot of sales. Put too many in the wrong store you’re going to end up with a lot of mark downs.
So it’s the ability to be able to have this constant newness and this new fashion requires really a fabulous supply chain. So we’ll talk about basically how we do that. Think in terms of the customer a little different than you heard them describe the customer when you’re in the store, particularly White House because they’re trying to teach store associates how to better take care of the customer.

We know better when we look at the database that the customer is not just Sydney. The customer ranges in age, the customer in La Hoya is different than the customer in Chicago. The customer in New York is different than the one in Birmingham, Alabama. All part of America, but a little different and it has slightly different preferences.
You’d look at the size of our company and you think about all the different geographic locations we have to touch, including a store in Peak, Puerto Rico that does phenomenal — all the different places you’ve got to go. It requires really understanding the customer’s shopping preferences.
Okay, so the supply chain works backwards from that. But there’s another customer we also have to focus on which is really the direct customer. And she sometimes — and we really understand her — she’s not just shopping direct for convenience, sometimes she’s shopping for other reasons. And I’ll get into that in a minute.
But one of the things that’s clear — was very clear to Dave and to Verna was that the direct business in this company is severely under penetrated and under served. So they were smart enough to get some initiatives going before I walked in the door. I was lucky enough to walk in and add a little bit more pizzazz to what we’re doing. Add a few more of the right people — not a lot, just a few.
Dave set a standard and goes well we need — Jeff, we need to get 40% comp sales out of this business this year and next year to get to a 10% or great penetration on the total business. So we went to work on this and the team’s been working pretty hard. As you saw, the first quarter was at 37% comp and I’ve got to tell you we’re gaining momentum — we’re not losing it.
We’re gaining momentum in this business. We’re rolling out features and capabilities on the internet site. We’d put it absolute par with anybody else out there. If you look at the site today you see some great, new ways to shop the internet for Chico’s, White House, Soma. You have color swatches, you’ve got zoom, you’ve got buttons you didn’t have for navigation. It’s really a pretty good site.
I’m going to tell you a little story though about one of the brands and one of the directors that we added to the company in the last six weeks comes with a wealth of experience in this area. If you were at Home Shopping Network they would basically be watching what’s on stage and have somebody who’s really controlling and the product gets up and the lady that’s doing the pitch — and if it’s not doing minute by minute, they yank that off and put something else up.
So this young man who is basically our stage director for our internet was watching Soma the other day and he goes it’s flat, it’s not doing anything, not doing any sales. He recreated Hollywood Squares in about 45 minutes with Soma products, put it up on the web. We had the greatest traffic ever come through at Soma offer with the greatest click through and the highest conversion of any internet offer that we’ve ever made. That’s the kind of people we’re talking about. So there is huge opportunity here.
Another little short story on this. One of the businesses — I won’t tell you which one, you’ll be able to figure it out on your own at least maybe 50/50 — one of the businesses was running exceptionally above for one month the overall comp that we had in the first quarter.
And I went to the brand president and I go, girlfriend, we are running on fumes. Look we’re in a rugged economy. You think somebody goes out and buys 40% more inventory? We sold through so much of it we were running on empty. She looks at me and I look at her and she goes what do you want to do? I go let’s bring back excess inventory out of the stores — things that aren’t selling.
We need some order starters. We need some stuff that we can mark down because when she finds something that’s great value on the internet, puts it in her basket, she’ll then go over and find some other things because she’s already buying, she’s already committed and the sale goes up. Well we brought back a few thousand units out of the stores and the next month we exceeded the 40% again. So yes, we can move. We can act. And we can get things done.
So now all you’ve got to do is figure out whether it Cinny or Donna and you’ll know which brand it is. So another really important component of this whole internet thing, this direct business is it’s important to have a customer that shops the stores. It’s important to have a customer that shops direct. But what’s really amazing is when you look at the customer who shops both, they do more than a 200% increase in what they purchase.
And when you think about the indirect impact of that or the margin impact, we added 48,000 of those customers (technical difficulty) of gross margins into the operating statement. The expense base to do those incremental sales was nominal and it dropped $0.03 in earnings per share into the company’s P&L — a very, very powerful opportunity going forward.
All right long term we’ve got a lot more work to do on the entire direct business. One little addition we’re needing to make to the company is an individual who has a lot of experience in understanding how to campaign, how to properly develop campaigns, mail into the right people, prospect as we think about how do you attract a new customer. It’s a difficult science because you can spend a lot of money at this and lose a lot of money.
So we are bringing in a 20 year veteran that Dave and I also worked with whose got a lot of experience doing this, so watch for coming attractions in the late fall as we begin to test and ramp up prospecting. We’ve got some other things we’ll be adding —a lot more enhancements in capability.
Two days ago we started for the first time ever chat (technical difficulty) — that’s click for chat. On our first eight hour shift we did I think it was 58 customers with no advertising whatsoever. We did it for Soma. The feedback from the customers was nothing but outstanding. As we were reading them by the end of the day we were capturing them. We spent about ten minutes per customer.
Of the 58 customers, we resolved 57 of their issues while they were on that click for chat. One of the stories was phenomenal. It goes when she was done with the regular operator on the click for chat she goes I want to talk to the highest level supervisor in the center. And the operator says, yes, ma’am, and passes her off to the manager of the center. And she says, hi, my name is so and so. And she goes, I just wanted to tell you about the experience I just had.
She was — I was always afraid to use click for chat but I pushed the button and the relationship I had with your operator was nothing short of unbelievable. She said when I get off the phone here I’m going to call my daughter and tell her I’m a clicky. I can now chat. So it was really kind of a fun thing to see, but a lot of human stories come out of this of how you take care of customers and how you really deliver this most amazing service even though it’s on the internet or it’s on click for chat.
But there’s a lot more to be done in the systems implementations — the refinements, but stay tuned for coming attractions. We are buying the better sellers much, much deeper this fall so we should have the inventory to be able to ramp this business up on a more consistent basis.
All right now we’ve got the orders, we’ve got the internet flowing, we’re beginning to think about the supply chain again. This is a picture of our distribution center for the direct to a customer. And what you see up here is pickers on the floor — little carts — remember they’re generally picking onesies and twosies to be able to complete a customer order. And you immediately realize that that aisle must be very congested.
Number two, how do you pick everything above case number five because this vertically goes up 12 cases? We don’t use the number 13 — I wonder why. Anyway so you’ve got to pick from six through 12 with that machine that you can’t quite see on this slide at the very end called a cherry picker. It’s a lift. It’s take a human being up to those high levels.
So we went to work on this center. We changed a few initiatives of how we run it the reason being the center was already at seven by 24. It was running seven days a week working three shifts. The aisles are already jammed. There’s too many people in it. We’re not getting any more throughput. And we’ve got a business that’s on fire.
So what do you do? Well we took a look at some of the processes and we — by changing a few processes — we doubled the pick through put in this particular facility. We increased it 100% in three weeks. Sales are continuing to grow. I’m going to talk about locating in a minute — we’re moving about 300,000 more orders out of the stores into this facility and there’s no way it had enough capacity to be able to keep up.
So I’m going to go over our distribution centers. Here’s a picture of what Winder, Georgia looks like. If you haven’t been there it’s a nice place to visit. It’s in between Atlanta and Athem. It’s very nice. A 200,000 foot box — it’s the big one you see at the top. The smaller box — the DTC box — is 40,000 feet. That’s basically what you see in the bottom of the slide and that’s the box I was just showing you that has no capacity left.
Interesting when Kent just mentioned Hagemeyer and [Dave Lasalle], this is a picture of the park — the industrial part we’re in. And right across the service road from our existing properties was a 300,000 foot box that became available because the Hagemeyer people in a rationalization decided to leave it and they were vacating it.
So sometimes it’s lucky — it’s better to be lucky (technical difficulty) because (technical difficulty). There’s a picture of it on the top here. 300,000 square feet. It’s only seven year’s old. It’s got high ceilings, open bays. It’s just almost an ideal box. It’s got doors on both sides of the box for cross docking. It is extremely well designed and in great shape.
So the deal that we ended up dealing for it — unlike the $30 million that we thought we were going to have to spend to expand our existing box because we were running out of capacity — we were able to buy this box for $10.5 million.

But that’s not the end of the story. Hagemeyer paid us $1.5 million to let them out of the last four years of their lease and as part of that deal they also agreed to leave over $4 million of equipment behind that we need. And that’s what you see down on the bottom picture. It’s a three tier high picking — gravity fed picking stations with all mechanized conveyors running through it.
So we couldn’t be more pleased with the fact that we got our hands on this. It’s right across the street from our existing facility and so we’ll be moving the direct facility — over to that little box — it’s out of capacity — into this building in July. And yes, just as Kent said, we are delivering the rack on Monday and Tuesday. We aren’t waiting. So stay tuned for that.
We think we’ll only be down about three to five days in actually executing orders for the direct business. It’ll be a fairly short move. We’re hoping to get it done in three days. Some of the improvements that we’ve made in the center — I’m showing you how we did them. When I visited the center — actually went up and worked in the center in all the stations — I realized that there were a lot of opportunities to improve our methods. And so I introduced the engineers to the fact that you could use video to really understand — let me see if we can get this to run again. Okay, Bob.
Anyway, if we can get it back up, what we were seeing in the video is by videoing activities which you can really pick up on is the fact that people aren’t doing things in the most efficient way you’d like to do them. We’ve done this in pick locations. We’ve done this in moving merchandise throughout the center. And so we’ve got a lot of different ways — you can leave it there if you want.
So we’ve got a lot of different ways to pick up on not only the fact that we’re not as efficient as we ought to be, but we also use that video to train people. When you actually show them what they’re doing compared to what they could be doing, you’re facilitating them to get a lot better a lot quicker.
Now a lot of people working in distribution centers you know they didn’t go to college. They weren’t — didn’t go to [catalog]. But they’re really good, hardworking people and it’s pretty easy for them to learn when they see somebody do something one way compared to way they’re doing it. So we have a huge opportunity to continue to pick up efficiency in how we develop our people.
Okay, on the next slide I brought up is essentially we’re also changing the logistics in the distribution to the stores. One of the things that we looked at was the west coast stores were not receiving merchandise from the center except for nine day ground time. In other words it was shipped out of Winder, Georgia. It was five days on the road, maybe six. It crossed over a weekend — add two more. You had to have a day to pick it and you had to have a day to receive it.
Well in a fashion business, that’s too slow. It doesn’t work. And she’s only got a couple of those particular items in a particular size and sells them both. You can’t drive your business by being out of stock for nine days.
So one of the things we’re going to and we’re implementing this summer — all the stores will be done by September 30 — is called Zoom Skip. And what happens is the truck is loaded in Winder and drives directly to Sparks, Nevada.
And from there the cases have been broken in the sense of each store — you know whether they’re going to get ten cases or eight. Each store’s cases are then routed through Federal Express to the store and every store is delivered within three days — three days. So we’ll be going from nine days to three days.
By the way that also takes a lot of cost out. The logistics group has saved over $4 million in the last 12 months on our freight costs and there’s more to come. All right, so we’re now beginning to get a pretty good feel that we can modernize the distribution side of the capability. Let’s talk about what we’ve got to do to really enhance the most amazing service by getting the right merchandise in the right store at the right time.
And this gets a little bit more complex so I’ll try to take you through it so that you really understand. It’s also something that takes longer than just buying a distribution center. It takes actually a major change in how we do things — processes. Best of breed. And part of this is really also to drive out unnecessary expense. We believe that there’s over 250 basis points that can come out of the expense structure by 2011.
So let’s start first with the merchandising, planning and allocations side. There’s a lot of information from the company on SAP versus JDA. We are still going forward with what’s called the ERP side of SAP and that you’ll see in the slide being you know all the things that are associated with finance, order management, basically the — if you think about the data warehouse it has a lot of merchandise information in it, can store information in it.
It’s on the right hand side that we made the change. And we recently announced we’re going with JDA. JDA by far is best of breed in allocation, planning, store planning, assortment planning, price optimization. A little color story to this, when we were negotiating with JDA the night before the April 9th Board meeting and we had — Gary and I had JDA on the phone. And we’ve got the price sheet in front of us and we’re on speaker phone.
Dave looks over my shoulder, comes wandering in, realizes we’re on the phone with JDA, looks at the price sheet and he goes, oh, my God. I can’t recommend that to the Board of Directors. Obviously it was a big number. The JDA people were kind of upset because it’s about 7.00 o’clock at night. They know we’ve got a Board meeting the next morning.
They go, can we have 30 minutes? We’ll call you back? We go, wure. Absolutely. Hang up the phone. I look at Dave and I go, Dave, this is like merchandise. I can’t tell you all in the room what the discount was we’ve already negotiated, but if you’re a real good shopper and you know what a Bogo is — buy one, get one free — you’ll kind of understand the price structure of buying software in a recession.
So later they called back up and they go, look, we don’t want to disappoint you. We think we should continue the same price point we had before and the same amount of discount and the same amount of support. And yes, you’re going to get our very best people because of the recession and it does take a lot of people.
They go, but we’re going to offer to throw in the workforce management system basically for a dollar. So it was buy one Bogo and also you get the third item for a dollar. So you know we’ve got to wring our hands. Gary and I are looking at each other smiling ear to ear like an alligator. And we just chomped down and go, absolutely. We’ll do this deal. So we acquired the JDA software. The team has been phenomenal.
Here’s how it works. What happens is White House goes live in August both sides of this equation. They have to convert to the SAP side. They have to convert to the allocation side of JDA. Thirty-one days later, if we’re successful, we want to try to bring Soma up on allocation. They’re already running SAP. We have a lot of experience with this side. Thirty-one days after that, if we’re under control, we’re going to try to bring up Chico’s both sides of this picture. SAP left side; allocation right.
Next phase, February 1 we want to launch all three brands on the planning system. We’ll load the plans that they have done for the spring season and begin to actually use the system to manage the in season period of time while we are then using the system to plan fall. This system gives us huge capability to make planning a lot easier.
Now what happens in all this is these other modules that you see — customer — what I call customer clustering — that’s really in the JDA world. They call that store clustering. I think of it in terms of a customer where I started this. Demand forecasting, demand management and price optimization.
These modules are extremely advanced in their capability. They’re kind of learning modules. They have to get enough transactions through them to understand how to tune each individual store so no longer is her store an A store and only gets all — you know extra merchandise. And his store — you know C store — gets a lot less. What happens is her store, instead of looking at it as an A store, we start looking at each category of merchandise.
So she may be an A store in jackets; he might be an A store in dresses — we never even realized it. So the system starts to tune and help the allocators get the right merchandise and the right quantity to the right store performance.
Over a glass of wine last night I was asking somebody in the room what do you think the women who shop two stores in New York — the one in Manhattan and the one in Brooklyn — which store do you think has a personality with stores that are a little smaller, and customers are a little smaller compared to the store that has customers that are a little larger?
Do you think Manhattan’s larger? No, every time I’ve look at this Manhattan tends to be a little smaller. Every time I look at Queens — the Brooklyn area — they tend to be a little larger. Where do you think they’re a little larger? Minnesota, Wisconsin — let’s see Wisconsin the highest per capita in drinking beer, eating cheese and dairy products?
So the system needs a little time to tune. And somebody said well we’ve got three years of history, why don’t you just run it through to change the size? Because we have to remember that we’ve disappointed a lot of these customers when they walked in and didn’t have the right size. So you have to nudge the needle back over a little at a time and not fling yourself at this or you can actually throw the lever too far the other way.
But over the course of weeks to months interesting things start to happen. We begin to identify that we have a Latino key note store. She’s affluent. She loves the clothes. But she wants Latino colors. We understand now that the northern stores have to have more heavier sweaters. We understand how to make the temperate change and what that should look like.

So these stores get smarter and these systems get smarter and smarter and the stores begin to get the benefit. So in your own thinking what you should think about is how much of this benefit comes to the operating statement, how fast, how much comes to the inventory turn, how fast. And I would give you guidance that you will see continuous improvement over about 18 to 24 months and it doesn’t stop there.
But you’ll see steady, steady improvement. The thing to watch for — we’ll make sure people know — did we make the conversions successfully. We do have fallback plans. If we have to move one of the brands back two or three months, it’s okay. We know how to do that. But if we can make the conversion on the big jumps then each quarter just gets better and better.
But we’re also going to work on trying to fix our store environment as I like to describe it because we have this most amazing personal service. It’s just fabulous. It’s unbelievable when you’re in the store in the way you’re taken care of. It’s a unique selling model compared to any other store I can ever think of being in America. We’re really good at it.
But over the last three or four years, we’ve made the stores more difficult. We layered in more work. We put in more activities. But we didn’t give them more hours. So we’re taking away from what we should be doing which is helping the customer.
Well we’re reversing that when Dave talks about short term enhancements that we’ve made — like price look up. Automatic back door receiving where all they have to do is bring the casing to the store and the system automatically updates the inventory — you didn’t have to scan each item any more.
Now this thing called locate — one store is out of it, another store has it. The store that’s out of it actually sells the item to the customer. The store that’s got it is supposed to ship it. By moving that up to the distribution center, 300,000 orders in the back half of the year, we will be saving over 3,500 hours or are right now — over 3,500 hours a week. And that number will go up to over 5,000 hours a week by the end of the year. We’ve already got Chico’s up. We’ve got White House up. And Soma goes into pilot next month and they will come up in July also.
So we’re taking a look at each activity in the store and we’re being to really learn how to improve them. Last but not least, this whole workforce management thing. We’ve got some great data. We know that this gentleman up here if he’s working on the floor of our store sells $300 an hour — that’d be the average — hypothetically that’d be the average. We know she sells $550 an hour and she sells $600 an hour.
So when the store is really busy who do you think you’d want to have on the floor of the store first? So when the schedules are available to work, the person that’s got the highest certification and performance — the one that is really the style consultant — should have the right to get the best schedule.
If you’re training, we’re going develop you. If you’re below par, we’re going to help you. But if you’re really good, we want you there at the peak time and that’s what this workforce management system allows us to schedule.
Today the stores are all scheduled based on [tribal] knowledge of each individual store manager and we give them a standard number of hours to try to make the payroll come back to sales. It’s not work based. It’s not based on how many units are going into the store. It’s not based on how many mark downs they’ve got to take. It’s not based on whether we’ve got to do a reset in the store that week or not. And it’s not matched to the true pattern as to when customers are coming into the store.
So with the traffic counters, we know when people come in. With the data underneath the traffic counters we now convert we know what your sales rate is. We even know when people return goods what your return rate is by customer and by store associate. So we know we may need to train you relative to how you treat customers and that return rate and how to make it better. So we have a wealth of data and this system is going to allow us to pull it all together.
The team came in and told me we’re going to go pilot next October. I said, no, we’re not. We’re going to do a pilot next month. They go, what do you mean we’re going to do one pilot next month? No, I said I didn’t say we’re going to do one pilot next month we’re going to do three stores. We’re going to do one in every brand. And they go, we can’t do that.
And I go, yes, you can. I go, what’s in your way? They go, we can’t get the payroll conversions done in time. I go, we’re not making the pilot stores interface to the payroll system. We’re just going to get all the benefit of this system and these three stores up and running while you figure out how to rate to the software to get the payroll conversion going.

I don’t want the payroll conversion screwed up — messing with people’s pay checks. It has to be perfect. So we will have the pilots — we’ll have the processes — we will know best of breed practices as we roll through all the stores in the third and fourth quarter. We don’t have that full detail worked through yet of exactly when, but I have a pretty good feeling that we will accomplish that this year in this fiscal year.
All right and then the last thing is when you think about all these systems coming together, how to get better talent, this year also we are rolling out a predictive index. People in the room have been through a predictive index — it’s this little survey you take. It asks you about 30 questions — how you describe yourself. It’ll ask you 30 more questions — how do other people describe you. And we can plot your behavior personality with about a 95% to 98% confidence.
We know what a good sales associate needs to basically look like and their personality and behavior. We know what a good support associate needs to look like and their behavior — what they’re interested in. We know who makes for better managers going forward.
The predictive index doesn’t tell you about intelligence. It just tells you about the probability of how this person behaves. How they like interfacing with people. How much do they really like to serve other people.
So we will have that up and running for every single applicant coming into the store organization before the end of the year. Every district manager will be trained on how to interpret and assist managers in their hiring practice of every associate.
Part of this objective — of all these things that we’re doing — is to promote from within and eliminate the need to ever hire a store manager from the outside within three years. I don’t know if we can do it, but that’s what we’re going to shoot for. We want people to come and feel like they’re part of a winning team, grow from within, feel like somebody is interested in developing their career, and let them go as far as they God given abilities allow them to go.
It’s a pretty simple concept. And when we do that and do it well, we also will get expense out of the organization. Our turnover will go down. People can earn more money. They’ll be more effective. We’ll get rid of the things that are taking them away from what they ought to be doing — working at helping the customer, make the store easier to operate, get the right merchandise in the right place.
So with that we were a little backwards and when I think about how this works and the supply chain I start with the vision of a merchant and then our job is to figure out how to deliver it. And what you’ve heard in the last few minutes is how we make that happen. Best of practices, best of breed. So we’ll answer questions later as a group. So it’s — Jeff’s up. By the way Jeff is the one that negotiated the fabulous deal on the distribution facility.

Jeffrey Gaul - Chico’s FAS, Inc. — VP — Real Estate
Hi, good morning, everyone. Thanks for joining us. I will be brief so we can try to stay on schedule so you can get to the exciting which is looking at the merchandise. My name is Jeff Gaul and as Jeff said I manage our real estate department here at the company. Today I want to give you a brief overview of what we do in real estate and some of the initiatives and new processes that we have really been implementing over the past six months.
So first I’m going to start off real estate here at the company is a shared service. We provide strategy, execution and ongoing management for all of our real estate initiatives for all three of our brands — Chico’s, White House/Black Market, and Soma Intimates.
We are broken up into three separate but equal groups that try to have really the life cycle of a store plan. The first is our research and strategy department and that really is the group who compiles all of our store data, all of our customer demographics through our black book or our passport information as well as external customer demographics in order to create market planning, all of our store fleet optimization plans, store closures, anything that can basically plan an existing store and what we want to do with it.
This group also creates all of our sales forecasts so that we can plan exactly what a store will do when it opens. They work hand in hand with our brand organizations to really create a strategy for how we want to roll out our new stores both in the short term and long term plan.
Next we have our deal making organization group and they basically implement the strategy that’s been created. They negotiate all of our transactions either new stores, relocations, renewals, as well as rent and occupancy reduction initiatives.

And then lastly we have the portfolio management team who basically takes all of the information that we have existing and they make sure that we’re constantly keeping in track of the lease compliance, making sure that we hit all of our renewals dates, and any kind of existing data that we need to make sure that we’re maintaining on a store by store basis for all of our brands.
This group is also in charge of our occupancy audit, making sure that our landlords do exactly what they’re supposed to do per our lease organization. Today’s difficult economic climate obviously requires real estate to be a little more aggressive, so starting in January really we embarked on a very, very aggressive rent relief campaign. To date we have secured more than $8.1 million in rent relief that brings us through fiscal year 2012.
For fiscal year 2009 alone we secured $3.3 million in savings. That’s a pretty astounding number as Kent kind of alluded to. It’s above the goal that we had reached for ourselves and actually we are — we still have more low hanging fruit to pick. So we’re really excited about what that will do to the bottom line for all three of our brands.
In addition, we have also embarked on an occupancy audit program making sure that our landlords do exactly what they’re supposed to do, that the people who are supposed to be in a shopping center are there, that they’re operating per the hours of the shopping center, and that the shopping center is being maintained to the level that we expect for our customer and for our associates.
And if they’re not, we obviously expect to be compensated through lower rent and we have really achieved unbelievable results on that side as well. So between those two initiatives we’ve saved a tremendous amount of money and we continue to implement these programs on a day to day basis.
Over the other — over the past six months our group has also worked diligently on several other key aspects as it pertains to the real estate of the organization. We’ve created a new financial performer model that really evaluates our real estate transactions on a discounted cash flow basis. This is very important obviously in order to determine which stores we want to pursue, which stores we want to enlarge, which stores we want to close.
We’ve also utilized a new business transfer model that accounts for store cannibalization like we’ve never done before. Obviously this past year was very, very difficult in the economy and we could never guess exactly what the customer was going to expect or do.
However after looking at the data over the past 12 to 18 months we’ve really learned exactly how the customer is behaving and so we’re able to take that data and implement it into a store optimization plan that really delivers results on the store rightsizing program. And that really is making sure that our boutiques are no longer oversized but really focused on delivering the right size which reduces our occupancy costs obviously and reduces our store construction costs.
We also implemented a multi-tiered communication to our stores and to our customers that involves really three different levels — any time that we’re going to close a store or we’re going to relocate a store so that we let that customer know what to expect, when to expect it, and where she can shop. We do this on three different levels.
We actually start at the store level. We let the customer know through easy means — a bag stuffer, individual communication from the store associate to the customer saying hey, we’re moving — you’re going to have a larger store, a newer store, a better store, and where that store is going to be.
Then we implement that also through the web and we do email blasts. We put it on our website and then we reach out to our customers through their individual email accounts. And then we also — after the store is closed — we work with our landlord partners in a marketing program to let the customer know we’ve moved, where we’re going, when we’ll be open, and it’s actually worked out very, very nicely. And then we also supplement that with a mail campaign as needed.
That also will drive transfer rates on stores. It seems kind of basic, but it’s really, really important to let the customer know why she should go to the larger or bigger store or the better store. We’ve also consolidated our stores in certain markets, the closures of about — probably about 30 to 35 stores over the next couple of years. And that really has enabled us to work with our field organization better to really determine which stores are go forward, which stores have become obsolete, and then we can basically prop up our comp sales in those stores that are needed.
Additionally we’ve embarked on increasing our tenant allowance for all of our real estate deals. Obviously the economy that we are today — as Jeff described with JDA — we’re doing the same thing with our landlord partners. We’re one of the few tenants out there who has an impeccable balance sheet, tremendous brand equity, and our customers love us.

And so we’re using that and leveraging that to find the very best location with our malls, strip centers, outlet centers, lifestyle centers, and on top of that making sure that we increase the tenant allowance significantly. Over the past six months we have — the deals that we have done have had anywhere from a 25% to 30% increase in tenant allowance and that’s the portion that the landlord gives us to build out our stores. We’re very excited about that and that obviously has a direct correlation to our bottom line.
Additionally, we’ve also been focused on right sizing our fleet of boutiques and that really is making sure that our customer has a store that she feels is applicable to the market that she’s in. We don’t need the same size store in Birmingham, Alabama as we do in New York City. We want to really focus on giving the customer exactly what she’s looking for each and every time and not disappointing her.
So we’ve really looked at this as an individual store-by-store, case-by-case basis. We have a basic minimum sized store that we will now utilize but we also will then take into account existing customer traffic, data that we’ve been able to mine through traffic counters, through external demographics, as well as segmentation to really kind of find the right size for each store brand be it an outlet or a full line store.
And that’s also translated really into an occupancy reduction for all three brands because you know over the past year we really got the box a little bit too big for all three of our brands. Obviously some of those stores we already have and so what we’re trying to do — as Dave alluded to earlier — is make those stores more productive by adding Soma merchandise into those boxes.
We think we’ll have seven to eight stores done this year — Beachwood has been a huge success for us. And what we’re basically doing is really having a two-fold success on that. One, we’re increasing the productivity for the Chico’s box.
We’re eliminating duplicated merchandise but, in addition, we’re really increasing the awareness for the Soma Intimates brand in that shopping center. Ultimately we think if the center has had a huge response to Soma Intimates they can ultimately move out and have their own store within the shopping center and ultimately Chico’s can fill that — backfill that space with new merchandise as Cinny creates it. So we’re very excited about that test and we’ll continue to roll that out and we’ll increase the productivity for all three brands.
And then lastly you know we really kind of analyzed our performance across all of our shopping center types. We really are very, very different in the way we approach our real estate. We’re very, very focused on delivering our customer a shopping venue that is really particular to her individual taste and needs.
It’s very different what we deliver for White House/Black Market versus what we deal for Chico’s. Our White House customers are very fashion oriented. She wants to be able to cross shop. She wants to be able to see exactly where we’re focused on and what is available from our competitors.
Where our Chico’s customer is a little bit more driven to convenience, ease of access, parking and the like, so we’ve really focused on — for White House in particular — is focusing on the stores that what we call is an upscale mall, those anchored by Nordstrom, Sachs, and Neiman and it typically has more of a contemporary base. Where Chico’s typically does better in an anchored lifestyle center like what you saw yesterday at [Cocono Point] where you still have our key competitors — Coldwater Creek, or Ann Taylor or Talbot’s.
Obviously sometimes those cross over, but historically in the past we were really kind of focused on putting all three of our brands in one shopping center and now we’re really more focused on delivering individualized results for each of those brands based on their customer demographic and the history. So we’re excited about that.
Our real estate group really is spending most of our time really analyzing each and every one of our locations, determining if it’s a go forward, if it is a location that is available for a relocation or a closure, or if it is needing to be downsized or right sized as we like to say.
So we are obviously analyzing each one of those and we’re taking advantage of the market conditions that are existing in the economy. We’re able to get ourselves into shopping centers that historically have been 100% occupied but unfortunately due to the changing economy that we’re experiencing are now opportunities that we’ve been able to get into.
We’re excited about some of the new locations — especially for White House/Black Market — that we’ll take advantage of this year. Some of the locations that we’ll pursue are at Short Hills in New Jersey which is one of the top shopping centers in the country on the east coast. And on the west coast Beverly Center which is also a top ten shopping center in the country.

So we think we’ll have tremendous of brand awareness through those locations and what we’re really focused on is really delivering brand building results. Chico’s also will have those opportunities to deliver that we’ve never had before and really maximizing the economics for each one of those deals.
So that’s really what our focus has been for the last six months. Obviously we have accomplished a lot. We still have a lot to do. Every time I meet with Dave or Kent you know Dave’s last words are, remember I’m in a hurry.
So in that vein I want to make sure that you guys have plenty of time to see the exciting stuff which is the merchandise and what Cinny and Donna and Chuck have put together for you. So if there’s any questions, I will turn it over to Bob. Thank you.

Robert Atkinson - Chico’s FAS, Inc. — VP — IR
Could I — Jeff, would you mind joining us up here so — to answer any questions that may come up for you? And if you could — those in the back, if you could wait until Robin comes around with the microphone to answer your questions and if somebody in the front has one I’ll run to you.
QUESTION AND ANSWER

David Dyer - Chico’s FAS, Inc. — President, CEO
Fire away.

Robert Atkinson - Chico’s FAS, Inc. — VP — IR
Here we’ve got one here.

Unidentified Audience Member
Great thanks. Since you just spoke about real estate I was just wondering as a result of closing stores, looking at opportunities where there may have been some cannibalization, looking to optimize locations and size — I mean how do you think in two to three years the portfolio is going to look?
I mean what are going to be some of the biggest changes in terms of whether a space on the composition of stores by types of venue or just average store size? And then I was also wondering with that $8 million through 2012 doesn’t include where the biggest opportunities that you think haven’t tapped still potentially are?

Jeffrey Gaul - Chico’s FAS, Inc. — VP — Real Estate
Okay, I think that’s 12 questions, but you did really well in kind of trying to make it seem like one.
I’ll try to remember from memory on all of them. Okay, so first and foremost what we’re really trying to focus on is putting the brand in the right location. When I got here about four years ago I said, okay, how do we really focus on where we put our stores and they said well wherever we put a Chico’s just put a White House next to it. And I kind of scratched my head a little bit by that kind of thought process.
We’ve really evolved tremendously over the past four years, especially over the last year. We really understand who our customer is so much more. So while we want to make sure that we capitalize on putting Chico’s in a store that has tremendous ease of parking — that kind of thing — White House is much more geared to the customer who wants to shop as a sport and she wants to be able to have access not only to our brands, but upscale department stores and other people.

So I think you’ll see much more of a differential basis on how we approach our real estate. I think that was one — you know the first part of your question. I think the second part is you know obviously we’ve achieved a great result in our rent reduction initiatives and I think that we’ll continue to do that. You know the landlord community understands that it’s a very difficult environment out there for retailers.
And what our job here in real estate and what we’ve really tried to do over the past six months is explain to them why if they have a limited budget of rent relief dollars that we should get the lion’s share of that. We are going to be around not only this year but next year and 50 years in the future and we want to make sure that we get through this difficult time and we reduce our occupancy.
So we’re really focused on making sure that we really look at each one of our stores and we reassess what the market rent is in those locations. So that’s really what our focus is. I think there was one other part of it, Roxanne.

Unidentified Audience Member
You touched on it.

Jeffrey Gaul - Chico’s FAS, Inc. — VP — Real Estate
I got it.

Unidentified Audience Member
It was really more based on how the portfolio as a whole was going to change.

Jeffrey Gaul - Chico’s FAS, Inc. — VP — Real Estate
Okay, yes. So I think that’s really what you’re going to see is you’ll see much more of a differential. You’re still going to see in some of the best shopping centers in the country where you’ll have all three of our brands. But other times you’re going to see where Soma is going to be in a center that has more of their type of tenant. High traffic has really been important to Soma. And then other locations you’ll see White House or Chico’s only. Thanks.

Robert Atkinson - Chico’s FAS, Inc. — VP — IR
The one in the back and one in the front.

Unidentified Audience Member
I just wanted to get a little clarity on something Jeff Jones I think said during his comments. Something about 250 basis points of SG&A can come out by 2011 and then also something about $4 million in distribution savings. So is that something that Kent and you guys have already articulated? I just want to get a little more clarity on that.

Jeffrey Jones - Chico’s FAS, Inc. — EVP, Chief Operating Officer
Yes, there really are two separate issues. One of them is our logistics costs have actually — when you think about freight moving merchandise into the distribution center and then out to the stores — the $4 million when I was on the slide talking about how we’re going to improve the outbound flow to stores we’ve actually saved $4 million in the past year in our freight management.
So just how we actually bring goods in, how we rationalize when we should use air freight versus when we should be using ocean and ground — so that’s $4 million already in the bank and there’s more to come. We were in a meeting the other day and we had to describe the fact that we had to take our logistics director, grab him by the heels, stick him upside down, shaking him and a lot of coins out on the floor that are still going to be picked up and put in the bank. So we know there’s more to come.

The other issue of 250 basis points is really a more multi-year objective that we have in mind as to what we believe we can actually accomplish with a series of initiatives that don’t reduce expenses by taking people out of the stores inappropriately, but in fact putting the emphasis on being able to take care of the customer. Phenomenal growth in sales will help. But it really is is get rid of non-essential work, make the store easier to operate, reduce the turnover, and what we’ll see is that 250 basis over the course of two or three years go to the bank.

Robert Atkinson - Chico’s FAS, Inc. — VP — IR
The one in the back.

Unidentified Audience Member
Kent, I have two questions for you. One is just going back to White House — just on the inventories. Do you think the light inventories could be holding back sales? And I’m wondering if you guys are chasing and whether that’s had an impact on the margin in terms of you know air freighting things in? That’s first.

Kent Kleeberger - Chico’s FAS, Inc. — EVP — Finance, CFO, Treasurer
I’m sorry. You indicated the comment was with respect to White House being light on inventories?

Unidentified Audience Member
Yes.

Kent Kleeberger - Chico’s FAS, Inc. — EVP — Finance, CFO, Treasurer
Actually I think White House inventories seem to be properly positioned. I don’t think that we’ve missed business as much there. I think it’s really quite — and actually been more on the Chico’s brand and perhaps a little bit on the Soma brand. I think we entered the year with Chico’s — I think it was down 17%, 18% per square foot.

Unidentified Audience Member
Yes, but I thought White House was down I think 9% if there — ?

Kent Kleeberger - Chico’s FAS, Inc. — EVP — Finance, CFO, Treasurer
It was down 9%, but I think you have to kind of look at it in relation to where we were last year in terms of inventory position. That’s really going to come into play particularly in the third quarter of this year because I think we were probably over inventoried last year.
But I think that if anywhere we missed business, I think it was probably Chico’s. We were probably a little too conservative. And I think we also missed some business in Soma because Soma entered the year down I think over 20% as well.

Unidentified Audience Member
Okay. And then the other question — you mentioned I think you said two and a half or something to three on compensations that would kick in as the business got better. Can you help us sort of think about when that might kick in and at what sales level or how do we sort of think about that? How do we frame that?

Kent Kleeberger - Chico’s FAS, Inc. — EVP — Finance, CFO, Treasurer

Well I think that you know the number could be as much as $2.5 million to $3 million a quarter. I think that certainly we saw some pretty decent results in first quarter, but you know I think we’re still in the show me state.
I think we really need to get it in the second quarter and see how second quarter shakes out at the end. But right now I think that’s looking reasonable in terms of baking that into your model from an expense starting in second quarter.

Robert Atkinson - Chico’s FAS, Inc. — VP — IR
Tom, has one I think.

Unidentified Audience Member
Just a quick question on DTC. Can you tell us what percentage of the customers are single channel shoppers, what percentage are dual channel shoppers? And then a Kent question — just on the IMU front, can you expand a little more on IMU and what you’re seeing in terms of average unit costs?

David Dyer - Chico’s FAS, Inc. — President, CEO
Yes, relative to the direct customers, we don’t disclose — obviously we would consider that very proprietary. And each brand is a little different, but I will tell you that the Soma customer is our highest relative to being a crossover customer via shopping store or catalog or internet. But it’s got the smallest base obviously.
Chico’s and White House have basically a small penetration and one of the things that is interesting that because of the heritage of the company we only have a very limited number of emails for our customer base. We only have about 20% penetration.
So we have a huge amount of opportunity to actually gain the ability to communicate with that Chico’s customer and we’re very I’d say assertive in ramping up and trying to get her email address so that she can take full advantage of some of these benefit programs that we have through some of the e-commerce.

Kent Kleeberger - Chico’s FAS, Inc. — EVP — Finance, CFO, Treasurer
I think in the context of IMU, Tom, I think that if you have the ability to plan ahead you know you can go to the vendors and have them participate. I think a couple of things have happened.
I’d look at the 2008 results last year when it became apparently that Chico’s brand that there had to be a little bit of pricing — value pricing element. It was more reactionary instead of planned. And now that we’re ahead of the curve you know we can plan for it and that’s why I think we’ll see some improvement in the second half for the Chico’s brand. I think in the White House brand I think Donna and her team went through the process last year in fiscal ‘08 in really upgrading the piece goods component of the merchandise. And basically we saw IMU go down.
But I think now that they’ve planned for it and they have also early on gone back to a lot of their suppliers and asked for better cost in particular in the spring season — that’s why they probably are showing higher IMU, maybe a little bit ahead of Chico’s and will continue to show IMU increases for the balance of the year.
Plus they’re still a little bit of the — you know we were dealing with excess capacity out there in terms of getting better pricing. I’m hearing noise it’s starting to tighten up, but I really haven’t seen that impact as yet.

Robert Atkinson - Chico’s FAS, Inc. — VP — IR
I think Janice has one.

Unidentified Audience Member

Yes, to keep going on that line item, Kent. Should we be thinking that gross margin improvement will accelerate as we go through this year and next because improving product, lower mark downs, better IMUs? Or you know is there another way you want us to be thinking about it? Should we be more cautious? Thanks.

Kent Kleeberger - Chico’s FAS, Inc. — EVP — Finance, CFO, Treasurer
Well I think earlier I said that if we had a 90 basis point improvement in first quarter this year, I expected that to improve. I mean partly because when you think that the Chico’s brand is roughly about 60% of the revenue pie, and if they’re going to have IMU increases in the second half and as they better control their inventories and mark downs will be lower, then I think the answer that is yes, that the level of improvement will increase as the year goes on.

Robert Atkinson - Chico’s FAS, Inc. — VP — IR
Margaret?

Unidentified Audience Member
Q4 has not normally been your best quarter. It’s been a losing quarter of late. Any plans to change that in the future? More emphasis on gift giving? Any new classifications coming in?

David Dyer - Chico’s FAS, Inc. — President, CEO
Yes, I don’t like to lose money. So we’re all over it. There are some things — it is our smallest quarter of the year which is kind of unbelievable. You’ll see today in some of the product that we’re working on being more giftable and not with [chaquis] but with real apparel product.
However, you know there are some challenges for us in fourth quarter and we’re looking at ways to get it certainly where we don’t have a loss. I mean that would be my goal is to not lose money in the fourth quarter.

Unidentified Audience Member
Can you talk a little bit about opening price points? How you see opening price points at the brand? Is anything changing on both ends and by category? Thanks.

David Dyer - Chico’s FAS, Inc. — President, CEO
We really do want to be competitive and we do believe that our prices and certainly with the coupons that we give throughout are very competitive. The one thing that you know I would think that you will see today is actually there’s been a discussion are we too competitive.
I mean I think we have absolutely incredible value in our products and the price points when you see the product today and you start looking at it and look at a price tag, it’s almost a surprise. You can’t believe that it is that good a value. I think over time that there may actually be price increases that we could do because our product really deserves to be sold for more.

Robert Atkinson - Chico’s FAS, Inc. — VP — IR
I think we’re going to hear from Jeff first, and then Marie will be next.

Unidentified Audience Member
Hey, Kent, looking at 2010, how should we understand leverage points on occupancy and on expenses since you’re doing so much work there?

Kent Kleeberger - Chico’s FAS, Inc. — EVP — Finance, CFO, Treasurer
Well I think I’ve had conversations with most of you. You know we’re in unchartered territory in terms of getting rent relief. We’re also trying to work back through the portfolio that with the best of intentions you know as much as three years ago the company embarked on having larger stores, particularly in Chico’s brand, just because of the opportunities in terms of adding categories like boutiques or shoes or so forth.
But you know unfortunately the experience that we’ve had in the last two and half years as we’ve had negative comparable store sales, so I think what we’re really kind of focused on is sort of rightsizing so as these leases come up for renewal we’re trying to either downsize potentially or relocate or in some cases close. You know we did take some impairment charges in fourth quarter of last year for oversize — many of those were oversized stores that will eventually close and perhaps relocate to smaller space.
One of the things I wanted to emphasize too is that with Jeff you know we’ve embarked on a store-by-store review across all brands. In each and every case it was a whole ideal in terms of planning our strategy over the next three years as many of you recall we have 320 leases that are up for renewal. So we literally have a game plan on a store-by-store basis.
And then the other thing is that the Chico’s brand took an additional tact on that which Jeff was also alluding to in that we’re really trying to quantify the volume opportunity in each and every store and more or less do a bottoms up sales plan. So we’re really getting a lot smarter about our locations.
To summarize, until we can really map out what the impact is on a lot of these relocations and closures, for the time being you should think in order to leverage occupancy expensed or occupancy expense, it probably would have to be in the three to five comp range. Our goal is to get that maybe down into the one to two comp range, especially when one considers it’s about a one to 2% annual increase baked into the rent anyhow.

Unidentified Audience Member
One of the things that differentiated Chico’s from its competition were the loyalty programs. And I’m wondering if you’re going to treat that in any way — maybe different levels, different tiers?
And really I haven’t seen the stats on the number of new members — that kind of thing. Are you going to start to refresh that for us?

David Dyer - Chico’s FAS, Inc. — President, CEO
First for the loyalty programs, we do believe that we need to look at them and enhance them. We think that they are due for an update and we need to look at them — you know not all as a Chico’s — under the eye of Chico’s, but let each brand do what’s right for their brand. So we will be working on that. We’re — didn’t focus on that right off the bat, but it is on the list of things to look at and do.
And we would like to grow our loyalty customers. I think that one of the things that we have the biggest opportunity that we have right now is really reactivating customers that have left us over the last couple of years. There is a huge, huge opportunity and you know there’s probably 600,000 customers that could be a huge amount of business.
And actually you can even narrow that down to 100,000 to 200,000. We just want them to come back and take another look. I think they’re going to be surprised at the product, at the quality of the product, the looks, the design, and we’re hoping through our fall marketing campaigns to get another try through the ways that we treat our windows in the fall. But just reactivating that customer base is a huge amount of volume for the company. But we want new customers, too. That’s another reason for the TV campaign which we haven’t run in about two and half, three years. So we think that’s a way to get new customers in.

Robert Atkinson - Chico’s FAS, Inc. — VP — IR
Any other questions?
Well I think first of all for the benefit of our webcast audience this would conclude our formal presentation. So Sam, if we could sign off?

DISCLAIMER
Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.
In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.
THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.
© 2009 Thomson Reuters. All Rights Reserved.